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                     June 2, 2021

       Vance C. Johnson
       Chief Financial Officer
       IAA, Inc.
       Two Westbrook Corporate Center
       Suite 500
       Westchester, IL 60154

                                                        Re: IAA, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 27, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-38580

       Dear Mr. Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services